ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Filed in the office of	Document Number 20090219067-26
Ross Miller Secretary of State State of Nevada	Filing Date and Time 03/06/2009 10:11 AM
	Entity Number E0793132006-3

Certificate of Correction

(PURSUANT TO NRS 78, 78A, 80, 81, 82, 84, 86, 87, 88, 88A, 89 AND 92A)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction

(Pursuant to NRS 78, 78A, 80, 81, 82, 84, 86, 87, 88, 88A, 89 and 92A)

1. The name of the entity for which correction is being made:
Sino Charter Inc.

2. Description of the original document for which correction is being made:
Articles of Merger

3. Filing date of the original document for which correction is being made: March 4, 2009

4. Description of the inaccuracy or defect.
Article 7 of the Articles of Merger, which is the "Effective date" for the Articles of Merger filing, was inadvertently left blank.

5. Correction of the inaccuracy or defect.
Article 7 of the Articles of Merger should reflect an "Effective date" of March 20, 2009.

6. Signature:

X ______________________ Chief Executive Officer March 6, 2009

Authorized Signature Title * Date

*If entity is a Corporation, it must be signed by an Officer if stock has been issued, OR an Incorporator or Director if stock has not been issued; a Limited-Liability Company, by a manager or managing members; a Limited Partnership or Limited-Liability Limited Partnership, by a General Partner; a Limited-Liability Partnership, by a Managing Partner; a Business Trust, by a Trustee.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.